Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 4, 2025 with respect to the financial statements of Adial Pharmaceuticals, Inc. for the years ended December 31, 2024, and 2023 included in the Annual Report on Form 10-K. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum llp

Marlton, New Jersey

June 13, 2025